Kaman Corporation Bloomfield, CT 06002 (860) 243-7100	NEWS

KAMAN CORP. ISSUES ADVISORY ON THIRD QUARTER 2005 RESULTS

BLOOMFIELD, Connecticut (September 29, 2005) - Kaman Corp. (NASDAQ:KAMNA) announced today that based on current information it expects to report a loss in the range of $0.20 to $0.26 per share for the third quarter ending September 30, 2005 primarily as a result of approximately $5.0 million, or $0.22 per share, in additional expenses related to market-driven stock appreciation rights in the quarter that are predominately non tax-deductible; and approximately $9.0 to $11.0 million, or $0.25 to $0.31 per share of additional loss accruals associated with final completion of the Australian SH-2G(A) helicopter program.

Operating results for each of the segments have continued to reflect the relatively good conditions in the markets served by the company. The company said, however, that as a result of a more than 30 percent increase in the price of the company’s shares since the end of the second quarter of 2005, it has incurred additional expense related to stock appreciation rights. Due to the non-deductibility of most of this expense, the tax rate for 2005 is expected to be slightly over 65% for the year. Stock appreciation rights are driven by changes in the market value of Kaman shares and were granted to certain principal executives of the company from 1997 to 2003 as a long-term incentive to enhance the value of shareholders’ interests in the company. Since a majority of these rights have now been exercised and no new stock appreciation rights have been awarded since early 2003, the impact of future changes in the stock price will have a diminished effect on earnings in future periods: each dollar of increase in the price of Kaman shares from $23.00 will be expected to result in approximately $250 thousand of expense while the remaining rights are unexercised, and moderate decreases in the price of the shares would result in a proportionate decrease in expense.

The company said that the charge taken against the SH-2G(A) helicopter program for Australia is due to higher than anticipated costs associated with final completion of the program. While significant progress has been made by Northrop Grumman and CSC Australia on the development and testing of the software for the aircrafts’ Integrated Tactical Avionics System (ITAS), the time and effort required to complete that complex process has been greater than expected. The Australian Government has funded certain additions to the testing protocol that will also extend the schedule. Production of the 11 SH-2G(A)s for the Royal Australian Navy is essentially complete and nine of the aircraft have been provisionally accepted by the Navy. Provisional acceptance of the tenth aircraft is expected shortly, and delivery of the first fully operational aircraft along with final acceptance by the customer is now targeted to occur in the first quarter of 2006.

Kaman Corp. conducts business in the aerospace, industrial distribution and music markets.
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Forward-Looking Statements

This press release may contain forward-looking information relating to the company's business and prospects, including the aerospace, industrial distribution and music businesses, operating cash flow, the benefits of the recapitalization transaction, and other matters that involve a number of uncertainties that may cause actual results to differ materially from expectations. Those uncertainties include, but are not limited to: 1) the successful conclusion of competitions for government programs and thereafter contract negotiations with government authorities, both foreign and domestic; 2) political conditions in countries where the company does or intends to do business; 3) standard government contract provisions permitting renegotiation of terms and termination for the convenience of the government; 4) economic and competitive conditions in markets served by the company, particularly defense, commercial aviation, industrial production and consumer market for music products, as well as global economic conditions; 5) satisfactory completion of the Australian SH-2G(A)program, including successful completion and integration of the full ITAS software; 6) receipt and successful execution of production orders for the JPF U.S. government contract including the exercise of all contract options and receipt of orders from allied militaries, as both have been assumed in connection with goodwill impairment evaluations; 7) satisfactory resolution of the EODC/University of Arizona litigation; 8) achievement of enhanced business base in the Aerospace segment in order to better absorb overhead and general and administrative expenses, including successful execution of the contract with Sikorsky for the BLACK HAWK Helicopter program; 9) satisfactory results of negotiations with NAVAIR concerning the company's leased facility in Bloomfield, Conn.; 10) profitable integration of acquired businesses into the company 's operations; 11) changes in supplier sales or vendor incentive policies; 12) the effect of price increases or decreases; 13) pension plan assumptions and future contributions; 14) continued availability of raw materials in adequate supplies; 15) satisfactory resolution of the supplier switch and incorrect part issues at Dayron and the DCIS investigation; 16) cost growth in connection with potential environmental remediation activities related to the Bloomfield and Moosup facilities; 17) whether the proposed recapitalization is completed; 18) risks associated with the course of litigation; 19) changes in laws and regulations, taxes, interest rates, inflation rates, general business conditions and other factors; 20) the effects of currency exchange rates and foreign competition on future operations; and 21) other risks and uncertainties set forth in the company 's annual, quarterly and current reports, and proxy statements. Any forward-looking information provided in this press release should be considered with these factors in mind. The company assumes no obligation to update any forward-looking statements contained in this press release.

On August 18, 2005, Kaman filed with the Securities and Exchange Commission a Registration Statement on Form S-4, which has since been declared effective by the Securities and Exchange Commission. The Registration Statement on Form S-4 contains a proxy statement/prospectus, which describes the proposed recapitalization. STOCKHOLDERS OF KAMAN ARE ADVISED TO READ THE PROXY STATEMENT/PROSPECTUS, BECAUSE IT CONTAINS IMPORTANT INFORMATION. Such proxy statement/prospectus and other relevant documents may be obtained, free of charge, on the Securities and Exchange Commission's website (http://www.sec.gov) or from Kaman by contacting Russell H. Jones, SVP, Chief Investment Officer & Treasurer, by telephone at (860) 243-6307 or by email at rhj-corp@kaman.com.

Kaman and certain persons may be deemed to be participants in the solicitation of proxies relating to the proposed recapitalization. The participants in such solicitation may include Kaman's executive officers and directors. Further information regarding persons who may be deemed participants is available in Kaman's proxy statement/prospectus.

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Contact:
Russell H. Jones
SVP, Chief Investment Officer & Treasurer
(860) 243-6307
rhj-corp@kaman.com